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                                                                    EXHIBIT 10.O

                              EMPLOYMENT AGREEMENT

              Amended and Restated Effective as of February 1, 2001




         THIS AGREEMENT, was made and entered into the 31st day of July, 1992 (the "Effective Date"), and is amended and restated effective as of this 1st day of February, 2001 (the "Restatement Date"), by and between EL PASO ENERGY CORPORATION (to be known as El Paso Corporation), a Delaware corporation (the "Company") and WILLIAM A. WISE of Houston, Texas (the "Executive").

         WHEREAS, the Company currently employs the Executive as Chairman, President and Chief Executive Officer, in connection with which the Executive also serves as a member of the Board of Directors; and

         WHEREAS, the Executive agreed to forego his right to receive payment of his base salary effective as of February 1, 1996, as provided for in the Amendment to Employment Agreement dated January 29, 1996, and the Executive's base salary was reinstated effective as of October 1, 1999; and

         WHEREAS, during the period from February 1, 1996 through September 30, 1999, the Executive's employment agreement was amended to establish an illustrative base salary for determination of the Executive's benefits under applicable Company plans and this Agreement; and

         WHEREAS, both the Company and the Executive (the "Parties") now desire to set forth certain conditions of such employment during the "Term" as defined below:

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other consideration mutually acknowledged, the Parties agree as follows:


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      1. Term.

         As of the Restatement Date, the Term of this Amended and Restated Agreement (the "Amendment and Restatement") continues through January 31, 2004, and effective the first day of each calendar month thereafter, the Term shall automatically be extended for one additional month (so as to establish a three
(3) year remaining Term), unless prior thereto either Party shall have given written notice that the Term shall not be so extended.

      2. Position.

         During the Term, the Executive shall serve as Chairman, President and Chief Executive Officer, and subject to reelection by Company stockholders, Chairman of the Board of Directors of the Company.

      3. Compensation and Benefits.

         (a) Except as provided in Sections 3(b), 3(c) and 3(d), below, the Executive's rights to compensation and benefits shall be as determined under applicable plans, programs or arrangements of the Company in effect from time to time, provided that no material reduction to any compensation (including base salary) or benefits as in effect on the Restatement Date shall occur without the Executive's written consent.

         (b) (i) The Executive's pension benefit under the Company's Supplemental Benefits Plan as in effect on the Restatement Date (the "SBP"), shall be determined by taking into account under Section 5.1 of the SBP, the following special adjustment: for each "Plan Year," as defined in the El Paso Energy Corporation Pension Plan as in effect on the Effective Date, the Executive shall be deemed credited with two (2) years of age and "Credited Service," as defined in the Pension Plan, subject to Section



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4(d), below. No additional years of age or service shall be deemed credited once the Executive has been deemed credited with 30 years of service.

         (ii) To the extent the SBP benefit determined pursuant to the adjustment described in Clause (i) above exceeds the Executive's benefit as otherwise determined under the SBP (the "Basic SBP Benefit"), such excess (the "SBP Excess Amount") shall be paid in a single lump-sum on the later of (A) the earlier of the Executive's death or his attainment of age 56 (the "Payment Date"), or as soon thereafter as any offset as provided below is determined, or
(B) the time for commencement of payment of the Basic SBP Benefit. Interest shall accrue on the SBP Excess Amount from the date of termination of the Executive's employment to the date of payment of the SBP Excess Amount, if later, at the rate applicable to deferred compensation under the terms of the Company's Deferred Compensation Plan, as currently in effect. Such interest shall be paid at the time the SBP Excess Amount is paid. The SBP Excess Amount shall be offset by the present value of any benefit accrued by the Executive through the Payment Date, under any defined benefit pension plan of any subsequent employer, such offset to be independently determined as provided in
Section 8, below. Notwithstanding the above, if a Change in Control occurs at any time, the SBP Excess Amount shall not be subject to offset under this Clause
(ii), and shall be paid on the later of (A) the date of the Change in Control, or (B) the date for payment of the Executive's Basic SBP Benefit.

         (iii) The Executive's entire SBP benefit, including the Basic SBP Benefit and the SBP Excess Amount (collectively, the "SBP Benefit"), shall be subject to the provisions of the Company's Benefits Protection Trust, or such other plan or arrangement as the Parties may agree to, as a benefit payable under the SBP.



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         (iv) For purposes of calculating the Executive's compensation and benefits under any and all plans or programs of the Company (including without limitation his benefits as described in this Section 3(b)), the following shall apply for determining the Executive's salary and annual salary level with respect to the period from February 1, 1996 through October 1, 1999: in applying
Section 5.1 of the SBP, the Pension Plan benefit formula shall be applied as if the Executive had actually been paid, on a timely basis, any amounts of illustrative base salary covered by his election to forego base salary from February 1, 1996 through October 1, 1999, and such amounts had been includable in the calculation of Final Average Monthly Earnings, it being intended that the Executive's pension benefits as otherwise determined under this Agreement shall be the same as if the election to forego his base salary had not been made.

      (c) No amendment of the SBP shall reduce the Executive's SBP Benefit entitlements under Section 3(b).

      (d) (i) In the event the Executive remains with the Company until his sixtieth (60th) birthday (on July 10, 2005), the Executive shall be provided with a one-fourth (1/4) fractional interest (equal to two hundred (200) hours per year) in a mid-size corporate jet, with initial capital expenditures in the range of three million dollars ($3,000,000) to six million dollars ($6,000,000), and with annual maintenance costs not to exceed two million dollars ($2,000,000), for a period commencing on the Executive's termination as Chairman of the Board of Directors for any reason other than Cause and ending on the fifth anniversary of such termination, or earlier in the event of the Executive's death (the "Aircraft Usage Term"). However, in the event the EPG Stock Price (as defined below) equals or exceeds ninety-five dollars ($95) per share for five (5)



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consecutive trading days, between the Restatement Date and the Executive's termination as Chairman of the Board of Directors, the Aircraft Usage Term shall continue until the tenth anniversary of such termination for any reason other than Cause, or earlier in the event of the Executive's death.

         (ii) For purposes of this Agreement, the EPG Stock Price is the average of the high and low quoted selling prices at which the common stock of the Company was sold on such date as reported in the New York Stock Exchange Composite Transactions by The Wall Street Journal. The EPG Stock Price shall be adjusted in the event of a recapitalization, stock split, stock dividend, exchange of stock, merger, reorganization, change in corporate structure or stock of the Company, or similar event.

         (iii) In the event a Change in Control occurs and benefits under the Company's Key Executive Severance Protection Plan, as in effect on the Restatement Date (the "SPP"), become payable to the Executive, the Executive shall be entitled to usage of the aircraft, as provided for under this Section 3(d), and the Aircraft Usage Term shall continue until the tenth anniversary of such termination for any reason other than Cause, or earlier in the event of the Executive's death, after the date of such Change in Control.

         (iv) Initial capital costs and annual maintenance costs of the aircraft shall be adjusted annually (indexed to the corporate jet fractional share market prices) from the Restatement Date through the expiration of such Aircraft Usage Term.

         (v) Any residual value in the aircraft, after the expiration of such Aircraft Usage Term, shall belong to the Company.



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         (vi) The Company shall reimburse the Executive for any net Federal, state and/or local income, sales, use, excise or similar taxes ("Taxes") incurred (the "Travel Gross-up") in respect of the Executive's receipt of usage of the aircraft during the Aircraft Usage Term, as provided for under this
Section 3(d). The Company shall make such reimbursement on or before the due date of any applicable Taxes, subject to receipt from the Executive of reasonable documentation concerning the Tax liability. Any such Travel Gross-up shall be in an amount such that, after payment of any Taxes with respect to such Gross-up, the Executive shall be in the same position as if no such Taxes were incurred.

   4. Termination of Employment.

      (a) As used herein, the terms "Cause," "Change in Control" and "Good Reason" shall have the meanings provided in the SPP, except that "Good Reason" shall also include (i) involuntary loss of the Executive's position as a Director (or, if the Executive has become Chairman of the Board of Directors, the subsequent involuntary loss of his position as Chairman (except for the period of time between October 25, 1999 through December 31, 2000, when the Executive waived his position as Chairman of the Board of Directors and Mr. Ronald L. Kuehn, Jr. served as Chairman of the Board)) except as a result of termination of the Executive's employment for any of the reasons described in
Section 4(d), below, or (ii) any breach or attempted breach of this Agreement by the Company.

      (b) (i) The Company may terminate the Executive's employment at any time, provided that if, during the Term, the Executive's employment is terminated



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by the Company other than for Cause, or is terminated by the Executive for Good
Reason, the Executive shall receive the following through the end of the Term:

                                    (A) Salary, at the rate in effect on the
                  date of termination of employment.

                                    (B) Bonus, equal to fifty percent (50%) of
                  the maximum bonus opportunity (as determined without consideration of any risk premium restricted stock) as in effect on termination of employment, but not less than fifty percent (50%) of annual salary, such amount to be paid as otherwise provided in the Company's annual bonus program as in effect on termination of employment.

                                    (C) Continued age and deemed Credited
                  Service toward his pension benefit as provided in Section 3(b), above provided that, if the Term ends on other than the last day of a Plan Year, then, in applying the benefit formula under the Pension Plan for purposes of determining such benefit:

                                            (x) in addition to receiving deemed
                           Credited Service under Section 3(b) for all completed Plan Years during the Term, the Executive shall be deemed credited with up to two Years of Credited Service under Section 1.12(c) of the Pension Plan with respect to the partial Plan Year in which the Term ends (the "Part Year"), the amount of such Service Credit to be determined by multiplying all whole or partial calendar months of the Term




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                           falling within the Part Year by 380, and dividing the
                           number of Hours of Service thus determined by 2,280, and

                                        (y) the Executive shall be deemed
                           credited with an additional year of age for each three (3) full calendar months of the Term occurring during such Part Year.

                                    (D) All other benefits as in effect on
                    termination of employment.

         In addition, the Company shall, if so requested, purchase the Executive's residence under the terms of the Company's Domestic Relocation Program (the "DRP") as in effect on the Effective Date, for a price equal to the greater of "appraised value," as defined in the DRP, or the amount of the investment by the Executive (and his spouse) therein (including the original equity investment and the amount invested in eligible capital improvements). To the extent the Executive is subject to Tax on any excess of the purchase price described above over the appraised value (the "Excess"), the Company shall pay the Executive an additional amount (the "Gross-up") such that, after payment of all Taxes in respect of the Excess and the Gross-up, the Executive is in the same position as if no Taxes were incurred on the Excess.

         In addition, the Company shall offer to the Executive the opportunity to acquire by assignment (or other appropriate conveyance) his Company-owned automobile, if any, without cost to the Executive, provided that the Company shall not be required to reimburse the Executive for any taxes, including Federal income taxes, he must pay on account of, or because of such assignment.


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         (ii) The Executive shall have no obligation to seek or accept subsequent employment. However, except as provided in Section 4(c), below, the amounts provided in Clauses (A), (B) or (D), of Section 4(b)(i), above shall be reduced, but not below zero, by any corresponding amounts (i.e., salary, bonus or benefits, not including defined benefit pension plan benefits), received in connection with any full-time employment with any other employer during the Term. For this purpose, periodic payments for full-time services as an independent contractor shall be considered salary, any disproportionate lump sum payments in connection with full-time services shall be treated as bonus, amounts voluntarily deferred shall be taken into account as if paid currently, and the value of any benefit which is not readily determinable shall be independently determined as provided in Section 8, below. The Executive shall have an affirmative duty to report any subsequent employment, and any amounts earned in connection therewith.

      (c) If a Change in Control occurs, and the Executive's employment is thereafter terminated during the Term as described in Section 4(b), above, his rights shall be as set forth in such Section 4(b) provided that, any provisions of Section 4(b) to the contrary notwithstanding, (i) the Executive shall be entitled to no less than the full value of any benefits available to the Executive under the SPP, (ii) his pension rights as provided in Section 3(b), above shall not be reduced with respect to benefits under plans of subsequent employers, and (iii) his rights under Clause (A), (B) and (D) of Section 4(b)(i) shall not be reduced with respect to amounts received from subsequent employment.



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         (d) If the Executive's employment is terminated during the Term on account of death, involuntary termination for Cause or voluntary termination other than for Good Reason, his right to salary shall terminate on the date of termination of employment and his other rights shall be as determined under the Company's applicable plans and programs, provided that he shall in all events receive a pension benefit under the SBP as provided in Section 3(b), above, but only as determined through the end of the full Plan Year immediately preceding his last day of employment.

         (e) In the event the Company, at any time, gives written notice that the Term is not to be extended, as provided in Section 1, above, then, in addition to any other rights hereunder, the Executive may, during the period commencing twelve (12) months prior to the end of the Term and ending twelve
(12) months following the end of the Term, request that the Company purchase his residence. In such case, the Company shall purchase the Executive's residence under the terms described above in Section 4(b)(i), above.

      5. Non-Competition

      During the Term, whether or not the Executive is then employed by the Company, the Executive shall not, directly or indirectly, acquire (other than less than ten percent (10%) of the publicly traded shares or other publicly traded interests of any corporation, partnership, trust or other business organization), manage, control, participate in, consult with, render services to, or in any manner engage in any business with any person, corporation, partnership, trust or other business organization which is

         (a) a competitor of the Company (including any of its subsidiaries or affiliates) in any business activity conducted in the "Business Region," as defined below,



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that represented more than three percent (3%) of the Company's consolidated operating income as determined in the Company's then most recently completed fiscal year, or

                  (b) a customer or customers whose business transactions with the Company in the Business Region gave rise, in the aggregate, to more than three percent (3%) of the Company's consolidated gross revenues during its then most recently completed fiscal year.

         For this purpose, the "Business Region" means any State in the United States of America in which the Company, or any subsidiary or affiliate, was materially engaged in business at any time during the period of the Executive's employment by the Company during the Term.

         The Executive acknowledges that monetary damages would not constitute an adequate remedy for the Company in the event of a breach of this Section 5, and he therefore agrees that the Company shall be entitled to injunctive or other equitable relief for the enforcement hereof. This Section 5 shall not, however, apply subsequent to (i) a Change in Control, or (ii) the Executive's voluntary termination of employment other than for Good Reason, if he shall have provided the Company with at least six (6) months prior written notice of such termination.

         6. Relationship with SPP.

            Notwithstanding the provisions of Section 9.2 of the SPP all rights of the Executive under the SPP are hereby incorporated herein by reference, and made contractual rights of the Executive and obligations of the Company hereunder, (including, without limitation, the provisions of Section 4 of the SPP, which shall apply to all of the Executive's compensation and benefits provided hereunder) and, accordingly, no



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amendment or termination thereof shall reduce or adversely effect the
Executive's rights and benefits thereunder as incorporated herein. Any amounts received by the Executive under the SPP shall offset amounts of the same nature due hereunder. If the amount of any such offset is disputed, it shall be independently determined pursuant to Section 8, below. Any lump sum amounts paid as cash compensation will offset any periodic payments of the same nature in reverse chronological order. For this purpose, amounts shall be treated as being of the same nature strictly as follows.

         (a) The amount described in Section 4.2(a) of the SPP shall be treated as of the same nature as both salary and bonus.

         (b) Each of the specific benefits described in Section 4.2(b) of the SPP shall be treated as of the same nature as, and shall be a credit toward, only the specifically correlative benefit, e.g., "Basic Life Insurance" shall only offset life insurance coverage, etc.

         (c) Any amounts received under Section 4.2(c) of the SPP shall be treated as of the same nature as the pension provided in Section 3(b) hereof.

         (d) The transfer of automobile ownership described in Section 4.2(d) of the SPP and the other amounts described in Section 4 shall not offset any amounts payable hereunder.

      No provision of this Agreement shall limit any of the Executive's rights, or reduce the value of any of the benefits due to the Executive, under the SPP.


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      7. Independent Determinations.

         Any independent determinations of the comparative value of benefits, as required in this Agreement, shall be made at the Company's expense by an independent actuarial consulting firm of national reputation reasonably acceptable to both Parties.

      8. Arbitration and Enforcement.

         The Parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach of any provision hereof, or the terms or conditions of employment, including whether such controversy or claim is arbitrable, will be settled by arbitration in Houston, in accordance with the rules for commercial arbitration of the American Arbitration Association as in effect at the time a demand for arbitration under the rules is made, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The decision of the arbitrators, including determination of the amount of any damages suffered, will be conclusive, final and binding on both parties, their heirs, executors, administrators, successors and assigns. The cost of arbitration and any other costs incurred by the Executive in enforcing his rights hereunder (including without limitation reasonable attorney's fees whether or not the Executive ultimately receives a favorable award or judgment in such arbitration or other proceeding) shall be borne by the Company. The Executive shall be entitled to submit written proof reasonably satisfactory to the Company of the incurrence of such costs on a monthly basis, and to receive reimbursement therefore within 30 days of such submission. Verified copies of any statements submitted to the Executive shall constitute satisfactory written proof for this purpose.



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      9. Assignability; Binding Nature.

         This Agreement is binding upon, and will inure to the benefit of, the Parties hereto and their respective successors, heirs, administrators, executors and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive except that his rights to compensation and benefits hereunder, which rights will remain subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except that such rights or obligations may be assigned or transferred by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

     10. Amendment and Waiver.

         This Agreement may not be modified or amended except by a writing signed by both Parties.

     11. Notices.

         Any notice given hereunder will be in writing and will be deemed given when delivered personally or by courier, or five (5) days after being mailed, certified or registered mail, duly addressed to the Party concerned at the address indicated below or at such other address as such Party may subsequently provide, in accordance with the notice and delivery provisions of this Section 11, such notice and delivery:



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                           To the Company:


                                 Executive Vice President
                                 Human Resources and Administration
                                 El Paso Corporation
                                 P.O. Box 2511
                                 Houston, Texas 77272-2511

                           With a copy to:

                                 General Counsel
                                 El Paso Corporation
                                 P.O. Box 2511
                                 Houston, Texas 77272-2511

                           To the Executive:

                                 William A. Wise
                                 Chairman, President and Chief Executive Officer El Paso Corporation
                                 P.O. Box 2511
                                 Houston, Texas 77272-2511

     12. References.

         In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive will be deemed, where appropriate, to refer to his legal representative or, where appropriate, to his beneficiary or beneficiaries.

     13. Invalid Provisions.

         If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining portions hereof shall remain in full force and effect.



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     14. Governing Law.

         This Agreement will be governed and construed and interpreted in accordance with the laws of the State of Texas without reference to the principles of conflicts of law thereof.

     15. Counterparts.

         This Agreement may be executed in counterparts.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be amended and restated effective on the date first written above.

                                              EL PASO ENERGY CORPORATION


                                              /s/ Bryon Allumbaugh
                                              ----------------------------------
                                              Bryon Allumbaugh
                                              Chairman, Compensation Committee

                                              /s/ Joel Richards III
                                              ----------------------------------
                                              Joel Richards III
                                              Executive Vice President
                                              Human Resources and Administration


                                              WILLIAM A. WISE


                                              /s/ William A. Wise
                                              ----------------------------------



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